Exhibit 99.1

Annapolis Bancorp Reports Fourth Quarter, Year-End Earnings

ANNAPOLIS, Md.--(BUSINESS WIRE)--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $531,000 ($0.13 per basic and diluted share) for the fourth quarter of 2007, a 35.8% decrease from fourth quarter 2006 net income of $827,000 ($0.20 per basic and diluted share).

Higher provision expense in the fourth quarter led to the decline in earnings, as the Company increased its allowance for credit losses to reflect growth in the loan portfolio and to further reserve against a small number of specifically identified deteriorating credits whose principal balances total less than $1 million.

The Company recorded a $295,000 provision for credit losses in the fourth quarter, which also helped to replenish same period net charge-offs of $141,000 in the consumer loan portfolio. By comparison, the Company made no provision for credit losses in the fourth quarter of 2006.

Most of the fourth quarter charge-offs resulted from the repossession of collateral securing five consumer boat loans with aggregate balances of $225,000 (1.3% of the Bank’s $16.8 million boat loan portfolio at December 31, 2007). The repossessed boats were written down by $89,000 to reflect the Bank’s estimate of net realizable value and then transferred to Other Assets on the Company’s balance sheet pending final disposition.

“We don’t believe that these isolated credit quality issues are indicative of a broader or burgeoning problem in our loan portfolio,” said Chairman and CEO Richard M. Lerner. “In all likelihood, what we are seeing is a return to historically normal credit metrics. The outstanding asset quality that we have maintained in recent years will be increasingly hard to sustain in an economic downturn.”

Aside from the increased allowance for credit losses, the Company’s asset quality metrics at December 31, 2007 remained largely unchanged from year-end 2006. Nonperforming assets held steady at $1.1 million, accounting for 0.44% of total gross loans compared to 0.49% at December 31, 2006. The allowance for credit losses at year-end stood at $2,283,000 (0.93% of total gross loans) and provided 208% coverage of nonperforming assets, compared to $1,976,000 (0.89% of total gross loans) and 183% coverage at December 31, 2006.

While total assets increased by only $10.0 million or 2.8% in 2007, total gross loans grew by $24.4 million or 11.0%, as the Bank successfully shifted its asset mix away from overnight investments toward higher-yielding commercial and real estate loans.

To fund loan growth, the Company reduced cash and investment balances by $14.1 million or 12.2% from their levels at December 31, 2006. Additional funding came from an increase of $21.5 million or 9.3% in interest-bearing deposits, offset by reductions of $10.2 million or 19.4% in repurchase agreement balances and other borrowed funds and $4.1 million or 9.7% in demand deposit accounts.

Total stockholders’ equity at year-end 2007 amounted to $26.9 million, up 11.6% from $24.1 million at December 31, 2006. Book value per share at December 31, 2007 was $6.69. At year-end, the Company had successfully repurchased 99,172 shares of its common stock on the open market. Annapolis Bancorp’s Board of Directors authorized the repurchase of up to 5% or 200,000 shares in February of 2007.

In the quarter just ended, average interest-earning assets expanded to $331.8 million from $327.4 million in the fourth quarter of 2006. Average loan balances rose to $240.7 million from $218.1 million, resulting in a more effective deployment of interest-earning assets. Consequently, the overall yield on loans and investments improved to 6.79% in the fourth quarter compared to 6.50% in the same period last year, and total interest income increased by $319,000 or 6.0%.

Total interest expense increased by $333,000 or 14.2% as average interest-bearing liabilities grew to $287.7 million from $280.6 million in the quarter ended December 31, 2006. The mix of interest-bearing liabilities also changed significantly between the fourth quarters of 2006 and 2007, as higher average balances in savings and money market accounts countered reductions in average NOW account balances and Federal Home Loan Bank debt. Overall, the cost of interest-bearing liabilities increased to 3.69% in the fourth quarter from 3.32% in the final three months of 2006.

As previously reported, the Bank generated significant core deposit growth after introducing its new, high-yield Superior Savings Account in the second quarter of 2007. By year-end, total Superior Savings Account balances had climbed to $33.6 million, with 2,100 new accounts opened. The average balance per account was over $15,000.

The initial influx of new savings account deposits enabled the Bank to pay off $25.0 million of Federal Home Loan Bank debt that either was called or matured in the second quarter. The blended cost of the repaid Federal Home Loan Bank advances was 4.44%. Late in the fourth quarter of 2007, the Bank borrowed again from the Federal Home Loan Bank, securing $15.0 million in laddered-maturity convertible advances at a blended cost of 3.22%.

Net interest income in the fourth quarter declined by $14,000 or 0.5%, as the net interest margin contracted to 3.59% from 3.66% in the same period of 2006. “On a sequential quarter basis, the net interest margin actually improved by 8 basis points,” noted Lerner, “offering further indication that margins have begun to stabilize after an extended period of contraction that began two years ago when the yield curve first flattened and then inverted.”

Comparing the final three months of 2007 to the same quarter a year ago, noninterest income fell by $40,000 or 8.1% and noninterest expense increased by $111,000 or 5.0%.

Net income for fiscal year 2007 totaled $2.42 million ($0.60 per basic and $0.58 per diluted share), down 17.9% from $2.95 million ($0.72 per basic and $0.70 per diluted share) in 2006. Net interest income improved by $38,000 or 0.3% despite a drop in the net interest margin to 3.59% from 3.96% in the previous year. After a $436,000 year-over-year increase in the provision for credit losses, net interest income after provision fell by $398,000 or 3.4%. Noninterest income declined by $19,000 or 1.0% and noninterest expense rose by $531,000 or 5.9%.

Due to lower annual earnings, Annapolis Bancorp’s return on average assets for 2007 dropped to 0.69% from 0.93% in 2006, and its return on average equity fell to 9.51% from 13.21%. The Company’s efficiency ratio rose to 69.37% in 2007 from 65.58% in 2006.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices located in Anne Arundel and Queen Anne’s Counties in Maryland. This year, the Bank will open its eighth office in the Annapolis Towne Centre at Parole. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Westfield Annapolis Mall.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Annapolis Bancorp, Inc. and Subsidiaries Consolidated Balance Sheets as of December 31, 2007 and December 31, 2006 (In thousands)

	(Unaudited)	(Audited)
	December 31, 2007	December 31, 2006
Assets
Cash and due from banks	$5,411	$5,705
Interest bearing balances with banks	11,500	-
Federal funds sold	1,588	30,367
Investments	83,123	79,657
Loans, net of allowance	243,905	219,794
Premises and equipment	9,179	9,173
Accrued interest receivable	1,794	1,660
Deferred Income taxes	830	1,201
Investment in BOLI	3,927	3,775
Other assets	616	529
Total Assets	$361,873	$351,861

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$38,075	$42,218
Interest bearing	253,514	231,957
Total deposits	291,589	274,175
Securities sold under agreement to repurchase	13,337	17,734
Short-term borrowed funds	4,170	-
Long term borrowed funds	20,000	30,000
Junior subordinated debentures	5,000	5,000
Accrued interest & expenses	925	831
Total Liabilities	335,021	327,740

Stockholders' Equity
Common stock	40	41
Paid in capital	12,590	13,309
Retained earnings	14,232	11,809
Comprehensive loss	(10)	(1,038)
Total Equity	26,852	24,121

Total Liabilities and Equity	$361,873	$351,861

Annapolis Bancorp, Inc. and Subsidiaries Consolidated Statements of Income for the Three and Twelve Month Periods Ended December 31, 2007 and 2006 (Unaudited) (In thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006

Interest Income
Loans	$4,550	$4,187	$17,773	$16,009
Interest bearing balances with banks	29	-	29	-
Federal funds sold	94	306	879	708
Investments	1,008	869	3,785	3,129
Total interest income	5,681	5,362	22,466	19,846

Interest Expense
Deposits	2,324	1,827	8,970	6,256
Securities sold under agreements to repurchase	171	145	613	522
Short term borrowed funds	1	-	1	-
Long term borrowed funds	76	265	603	838
Junior debentures	107	109	429	418
Total interest expense	2,679	2,346	10,616	8,034

Net interest income	3,002	3,016	11,850	11,812
Provision for credit losses	295	-	448	12
Net interest income after provision	2,707	3,016	11,402	11,800

Noninterest Income
Service charges	313	294	1,257	1,176
Mortgage banking	5	42	54	166
Other fee income	136	158	520	531
Loss on sale of securities	-	-	-	(23)
Total noninterest income	454	494	1,831	1,850

Noninterest Expense
Personnel	1,352	1,272	5,514	5,130
Occupancy & equipment	298	303	1,233	1,160
Data processing	207	189	792	812
Marketing	67	108	382	448
Other operating	402	343	1,569	1,409
Total noninterest expense	2,326	2,215	9,490	8,959

Income before taxes	835	1,295	3,743	4,691
Income tax expense	304	468	1,319	1,740
Net Income	$531	$827	$2,424	$2,951

Basic EPS	$0.13	$0.20	$0.60	$0.72
Diluted EPS	$0.13	$0.20	$0.58	$0.70
Book value per share	$6.69	$5.88	$6.69	$5.88
Average fully diluted shares	4,117,347	4,226,178	4,187,732	4,213,103

Annapolis Bancorp, Inc. and Subsidiaries Financial Ratios and Average Balance Highlights (Unaudited) (In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2007	2006	2007	2006

Performance Ratios (annualized)
Return on average assets	0.60%	0.98%	0.69%	0.93%
Return on average equity	7.97%	13.78%	9.51%	13.21%
Average equity to average assets	7.48%	7.06%	7.28%	6.96%
Net interest margin	3.59%	3.66%	3.59%	3.96%
Efficiency ratio	67.30%	63.11%	69.37%	65.58%

Other Ratios
Allowance for credit losses to loans	0.93%	0.89%	0.93%	0.89%
Nonperforming to gross loans	0.44%	0.49%	0.44%	0.49%
Net charge-offs to average loans	0.06%	0.02%	0.06%	0.02%
Tier 1 capital ratio	12.5%	12.4%	12.5%	12.4%
Total capital ratio	13.4%	13.2%	13.4%	13.2%

Average Balances
Assets	$353,617	$336,898	$350,077	$318,622
Earning assets	331,822	327,351	330,380	298,561
Loans, gross	240,690	218,105	232,819	213,640
Interest bearing liabilities	287,651	280,570	283,642	252,546
Stockholders' equity	26,435	23,782	25,488	23,329

CONTACT:
Annapolis Bancorp, Inc.
Richard M. Lerner, 410-224-4455